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                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No. ___)

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                              Dave & Buster's, Inc.
--------------------------------------------------------------------------------
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Filed by Dave & Buster's, Inc. pursuant to Rule 14a-12 under the Securities
Exchange Act of 1934 Subject Company: Dave & Buster's, Inc. Commission File No.:
0-943823

Set forth below is the text of a press release disseminated on April 10, 2003:


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(DAVE AND BUSTER'S LOGO)
                                  NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE

                                            For more information please contact:
                                                 Investor Relations 214.904.2288


DAVE & BUSTER'S ANNOUNCES OFFICER AND DIRECTOR CHANGES IN LETTER TO SHAREHOLDERS

                     Peter Edison Named Independent Chairman
                                       [X]
                          Buster Corley To Serve as CEO
                                       [X]
                      Dave Corriveau To Serve as President
                                       [X]
                     Majority of the Board To Be Independent

DALLAS, April 10, 2003 - Dave Corriveau and Buster Corley, co-founders of Dave & Buster's Inc. (NYSE:DAB), today sent the following letter to shareholders:

Dear Fellow Dave & Buster's Shareholders:

Twenty years ago, our dream was to invent a new concept that would combine serious food and outrageous fun in a large, friendly and safe environment. We wanted to put together a great team of people to power a profitable concept with a broad range of customer appeal and build it into a strong national brand. We also wanted to build a great company that would stand the test of time.

These goals still stand. But a few things have changed. The economy is tougher. America is at war. Public companies are now subject to more stringent governance rules in light of high profile situations where lax board oversight of major corporations let shareholders down.

We are committed to adapt - both individually and as a company - in order to reshape Dave & Buster's, Inc. so it can thrive. As you are aware, our Board of Directors is making a number of governance changes, in part to comply with new Securities and Exchange Commission and New York Stock Exchange regulations. We want to go beyond these requirements with the goal of ranking among the best in class. We are serious about being a leader in the area of corporate governance. After months of consideration, we unveiled the first phase of our work a few weeks ago when we


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announced the creation of a Nominating and Corporate Governance Board Committee
and a lead director.

Now we are ready to discuss phase two of our governance initiatives. And as before, we wanted to communicate these important changes directly to you.

o Separation of Chairman and CEO roles and appointment of outside Independent Chairman. Peter Edison has been named Chairman of the Board of Directors, effective immediately. He has been a member of Dave & Buster's Board of Directors since 1995 and was recently named Chairman of the Board's newly formed Nominating and Corporate Governance Committee.

o Separation of titles for Dave Corriveau and Buster Corley. Buster Corley has been named Chief Executive Officer and Dave Corriveau has been named President. Previously we held co-chief executive titles. Buster Corley will continue to hold the chief operating officer title.

Some people may be surprised that we would agree to step down as co-chairmen in the name of good governance. After all, this is the company that bears our names. We feel it is much more a beginning than an end, however, because it is emblematic of our desire to step boldly into the future, overseen by an outstanding, empowered, independent Board of Directors. We remain fully committed to managing the business.

There are a few other notable changes:

         o Majority of independent directors will make up Board. The Board is in the process of identifying new independent directors with significant corporate finance backgrounds to join the Board, bringing the number of independent Board members to a majority representation. Having new independent directors will also ensure that three key Board committees - Audit, Compensation, and Nominating and Corporate Governance - will be constituted entirely of independent outsiders. We will be reporting to you on these new individuals soon.

         o Key Board committees now have individual charters that will be publicly available. Our Audit, Compensation, and Nominating and Corporate Governance Committees now have separate detailed charters that insure greater independence. These will be made public shortly on our website and will be published in our upcoming proxy statement.

         o        Director Walter Henrion will retire as of the annual meeting.
                  Mr. Henrion, who has served as a director since 1995, will not run for election again this year.

These changes, combined with our earlier governance initiatives, will demonstrate our seriousness about reinventing ourselves as a leader on the corporate governance front. Good governance is the right foundation; but it builds an empty house if it doesn't result


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in improved results and a higher stock price. We know there is a significant amount of work to be done as we adapt to a strategy of slower but more profitable growth. To accomplish this, we are moving forward with our plan to optimize the performance of each one of our stores to ensure we provide our guests with an experience of the highest quality at the greatest efficiency.

This operational efficiency plan began in mid-year 2001, and will continue into 2004. We recently took four important steps that have made a real difference in this regard:

         o Late last year, we took a reduction in force at the store level, reducing both hourly and management staff, thereby reducing store labor costs by a projected $3.3 million annually.

         o During the same time, we took a reduction in force at the corporate level that we believe will save us an additional $1.8 million on an annualized basis.

         o We are undertaking a thorough examination of all our operations to identify efficiencies and cost savings. As part of this, we engaged PriceWaterhouseCoopers to review our purchasing functions. We expect that as we implement the recommendations of this study, we can achieve a $2 to $3 million annualized cost savings by increased efficiency, leveraging our purchasing power, and removing any duplication in this effort.

         o We have revisited our labor scheduling methods at the store level and have made improvements, which we believe will make this a more efficient process. We expect to achieve savings in the $3 to $4 million range on an annualized basis by reducing overtime and more efficiently staffing the stores.

We expect these four actions alone to result in $10 to $11 million of annualized savings on our expense side, and we believe they are making us a more efficient company. And, while these steps were born out of the challenges of the current economy, we view them as systemic enhancements that will have long-term effects to strengthen Dave & Buster's, allowing us to provide the same unique experience to our guests both more efficiently and effectively.

While we have aggressively pursued opportunities to make Dave & Buster's more efficient, we have not lost sight of what draws our guests back to our stores again and again: our unique ability to provide great food and entertainment in a one-of-a-kind setting. While we have taken new steps to control costs, we are also updating our amusement offerings, the heart of our distinctive entertainment concept. In addition, throughout 2003, we will be introducing a range of innovative programs intended to increase sales, including new games, special value promotions, and enhanced marketing efforts. As part of these efforts, we will be giving additional emphasis to local store public relations and marketing by targeting our core business -- the local, repeat guests-- while continuing to attract new patrons to our stores.


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Simply put, D&B's current operating plan is to significantly reduce costs and aggressively reduce debt while maintaining the high quality products and the high level of guest satisfaction for which our brand is known. We are prudently reinvesting in our stores, our products and our people to preserve the core strengths that have sustained the D&B concept now for over 20 years.

We are 100 percent focused on the task at hand. To this end, after discussions with the Board Compensation Committee, we have both agreed to a 20 percent base salary cut for fiscal 2003. We will have the ability to make up that amount only if the Company achieves specific earnings per share targets. In this way an even greater amount of our compensation is at risk. While we already each own a significant amount of Dave & Buster's stock, this move further aligns our interest with you as shareholders.

In closing, we are energized and excited about the opportunities at hand. As always, our goal is to build and deliver value for our shareholders. We believe we have the in-the-trenches experience and comprehensive business plan to do so. Most important, we have the team, the drive and the commitment to keep this Company on course for many successful decades to come.

Sincerely,

Dave Corriveau                 Buster Corley
President                      Chief Executive Officer


                              ABOUT DAVE & BUSTER'S

  Celebrating over 20 years of operations, Dave & Buster's was founded in 1982 and is one of the country's leading upscale, restaurant/entertainment concepts, with 32 Dave & Buster's locations throughout the United States. Additionally, Dave & Buster's has international agreements for the Pacific Rim, Canada, the
                             Middle East and Mexico.

FORWARD-LOOKING STATEMENTS

Certain information contained in this press release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitations, by the use of forward looking terminology such as "may," "will," "anticipates," "expects," "projects," "believes," "intends," "should," or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to us on the date hereof. Such statements speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to open new high-volume restaurant/entertainment



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complexes; our ability to raise and access sufficient capital in the future;
changes in consumer preferences, general economic conditions or consumer discretionary spending; the outbreak or continuation of war or other hostilities involving the United States; potential fluctuation in our quarterly operating result due to seasonality and other factors; the continued service of key management personnel; our ability to attract, motivate and retain qualified personnel; the impact of federal, state or local government regulations relating to our personnel or the sale of food or alcoholic beverages; the impact of litigation; the effect of competition in our industry; additional costs associated with compliance with the Sarbanes-Oxley Act and related regulations and requirements; and other risk factors described from time to time in our reports filed with the SEC.

  In connection with its annual meeting, Dave & Buster's, Inc. intends to file with the Securities and Exchange Commission (the "SEC") a proxy statement. A copy of the proxy statement filed with the SEC and notice of meeting will be mailed to the shareholders of Dave & Buster's. Investors and shareholders of
Dave & Buster's are urged to read the proxy statement when it becomes available because it will contain important information. When they become available, the proxy statement and any other documents filed with the SEC by Dave & Buster's, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and shareholders also may obtain free copies of the proxy statement and any other documents filed with the SEC by Dave & Buster's by contacting Dave & Buster's Investor Relations, 2481 Manana Drive, Dallas, Texas
             75220, (214) 904-2288, and on the Company's website at
                             www.daveandbusters.com.

Dave & Buster's and its executive officers, directors and nominees for the board of directors may be deemed to be participants in the solicitation of proxies from stockholders of Dave & Buster's in favor of the proposals to be presented by Dave & Buster's at the annual meeting. Investors and security holders may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.


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